Exhibit 4.1

ADAPTIVE BIOTECHNOLOGIES CORPORATION

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

May 30, 2019

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of May 30, 2019, by and between (i) Adaptive Biotechnologies Corporation, a Washington corporation (the “Company”), (ii) each of the investors listed on Schedule A hereto, each of whom is referred to in this Agreement as an “Investor,” and (iii) solely for purposes of Sections 5 and 6 hereof, each of Chad Robins and Harlan Robins and their permitted transferees (the “Key Holders”).

RECITALS

A.    The Company and certain Investors are party to the Sixth Amended and Restated Investors’ Rights Agreement, dated as of December 11, 2017 (the “Prior IRA”).

B.     This Agreement amends and restates in its entirety the Prior IRA.

NOW, THEREFORE, in consideration of the mutual covenants of the parties herein and other good and valuable consideration, the parties agree as follows:

AGREEMENT

1.    Definitions. For purposes of this Agreement:

1.1    “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any partner, officer, director, manager or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person.

1.2    “Amended Articles” means the Company’s Amended and Restated Articles of Incorporation as filed on or about the date of this Seventh Amended and Restated Investors’ Rights Agreement.

1.3    “Common Stock” means shares of the Company’s common stock, no par value per share.

1.4    “Damages” means any loss, claim, damage, or liability (joint or several) to which a party hereto may become subject, insofar as such loss, claim, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein, any amendments or supplements thereto or any documents incorporated by reference therein; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by any other party hereto of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.5    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.6    “Excluded Registration” means a registration relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase, or similar plan or to an SEC Rule 145 transaction; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.7    “GAAP” means generally accepted accounting principles in the United States.

1.8    “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.9    “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.10    “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.11    “IPO” means the Company’s first underwritten public offering of its Common Stock for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

1.12    “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least 550,000 shares of Registrable Securities (as adjusted for any stock dividends, splits, combinations, recapitalizations, reclassifications or the like effected after the date hereof with respect to such securities).

1.13    “Material Adverse Change” means (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) a material outbreak or escalation of armed hostilities or other international or national calamity involving the United States or the declaration by the United States of a national emergency or war or a change in national or international financial, political or economic conditions; and (iv) any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of the Company.

1.14    “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.15    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.16    “Preferred Stock” means shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series E-1 Preferred Stock, the Series F Preferred Stock and the Series F-1 Preferred Stock.

1.17    “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.18    “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clause (i) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the rights under Section 2 hereof are not assigned or any shares for which registration rights have terminated pursuant to Section 2.15 of this Agreement.

1.19    “Registrable Securities then outstanding” means the number of shares determined by adding the Common Stock outstanding and the Common Stock issuable pursuant to then exercisable or convertible securities that are Registrable Securities.

1.20    “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.14(b) hereof.

1.21    “SEC” means the U.S. Securities and Exchange Commission.

1.22    “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.23    “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.24    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.25    “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except as provided in Section 2.7.

1.26    “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock.

1.27    “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock.

1.28    “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock.

1.29    “Series D Preferred Stock” means shares of the Company’s Series D Preferred Stock.

1.30    “Series E Preferred Stock” means shares of the Company’s Series E Preferred Stock.

1.31    “Series E-1 Preferred Stock” means shares of the Company’s Series E-1 Preferred Stock.

1.32    “Series F Preferred Stock” means shares of the Company’s Series F Preferred Stock.

1.33    “Series F-1 Preferred Stock” means shares of the Company’s Series F-1 Preferred Stock.

1.34    “Shelf Registration Statement” means a registration statement of the Company filed with the SEC on either (i) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (ii) if the Company is not permitted to file a registration statement on Form S-3, an evergreen registration statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC) covering all or any portion of the Registrable Securities, as applicable. To the extent that the Company is a “well-known seasoned issuer” (as such term is defined in Rule 405 (or any successor or similar rule) of the Securities Act), a “Shelf Registration Statement” shall be deemed to refer to an “automatic shelf registration statement,” as such term is defined in Rule 405 (or any successor or similar rule) of the Securities Act.

1.35    “Viking” means, Viking Global Investors LP, or any of its Affiliates or successors.

2.    Registration Rights. The Company covenants and agrees as follows:

2.1    Demand Registration.

(a)    If at any time after the expiration of six months following the closing date of the IPO, the Company receives a request from (i) Holders of thirty percent (30%) of the Registrable Securities then outstanding or (ii) Viking, so long as it remains a Major Investor, that the Company effect a registration with respect to the Registrable Securities then outstanding having an anticipated aggregate offering price to the public of not less than $5 million, then the Company shall use its best efforts to: (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) file a registration statement on Form S-1 or any similar long-form registration statement (a “Long-Form Registration Statement”) or, if available, a registration statement on Form S-3 or any similar short-form registration statement (a “Short-Form Registration Statement”), other than a Shelf Registration Statement, as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, in the case of a Long-Form Registration Statement or within thirty (30) days after the date such request is given by the Initiating Holders, in the case of a Short-Form Registration Statement, in each case covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(b).

(b)    If the Company qualifies to use a Short-Form Registration Statement after the date that a Long-Form Registration Statement is filed or declared effective, the Company may convert such Long-Form Registration Statement into a Short-Form Registration Statement.

(c)    Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s Chairman of the Board stating that in the good faith judgment of the Company’s Board of Directors, after consultation with outside counsel to the Company, it would be materially detrimental to the Company and its shareholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, then the Company shall have the right, upon giving prompt written notice of such action to the Holders, to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right or the right under Section 2.3(b) (A) more than once in any twelve (12)-month period; or (B) for an aggregate period exceeding ninety (90) days in any twelve (12)-month period.

(d)    The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1 (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is sixty (60) days after the effective date of, a registration statement pertaining to an underwritten public offering of the Company’s securities, and (ii) after the Company has effected five (5) registrations pursuant to Section 2.1 if the Initiating Holders for at least two (2) of such registrations shall have been Viking or its Affiliates. A registration shall not be counted as “effected” for purposes of this Section 2.1 until such time as the applicable registration statement has been declared effective by the SEC and remains effective for not less than one hundred and twenty (120) days without any occurrence of a Material Adverse Change (or such shorter period as shall terminate when all Registrable Securities covered thereunder have been sold), unless the Initiating Holders withdraw their request for such registration, elect not to reimburse the Company for the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.7, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1.

2.2    Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than an Excluded Registration), the Company shall, at such time, promptly (but in no event less than forty five (45) days prior to the proposed date of filing of such registration statement), give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.4, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.7.

2.3    Shelf Registration. If at any time after the expiration of six months following the closing date of the IPO, the Company receives a request from (i) Holders of at least twenty percent (20%) of the Registrable Securities then outstanding, (ii) Viking, so long as it remains a Major Investor, that the Company file with the SEC a Shelf Registration Statement with respect to all or a part of the Registrable Securities owned by such Initiating Holders, then the Company shall:

(a) within ten (10) days after the date such request is given, give notice of the proposed registration to all Holders other than the Initiating Holders (the “Shelf Notice”); and

(b)    as soon as practicable, use its commercially reasonable efforts to effect such registration as would permit or facilitate the sale and distribution from time to time of all or such portion of such Initiating Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a request given to the Company within fifteen (15) days after the Shelf Notice is given;

(c)    provided, however, that the Company shall not be obligated to file a Shelf Registration Statement pursuant to this Section 2.3 (i) if the Holders, together with the holders of any other securities of the Company entitled to and requesting inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate offering price to the public (net of Selling Expenses) of less than $2 million; or (ii) if the Company furnishes to the Holders a certificate signed by the Chairman of the Board of the Company stating that in the good-faith judgment of the Board of Directors of the Company, after consultation with outside counsel to the Company, it would be materially detrimental to the Company and its shareholders for such Shelf Registration Statement to be effected at such time, in which event the Company shall have the right, upon giving prompt written notice of such action to the Holders, to defer the filing of the Shelf Registration Statement for a period of not more than sixty (60) days after receipt of the request of the Initiating Holders under this Section 2.3; provided, however, that the Company shall not invoke this right or the right under Section 2.1(c) (A) more than once in any twelve (12) month period; (B) for an aggregate period exceed ninety (90) days in any twelve (12) month period; or (C) during the period ending sixty (60) days after the effective date of a registration made under Section 2.2 hereof. Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration or registrations effected pursuant to Section 2.1.

2.4    An offering or sale of Registrable Securities pursuant to a Shelf Registration Statement (each, a “Shelf Take-Down”) may be initiated at any time by one or more Major Investors; provided, that the minimum market value of Registrable Securities that such Holder(s) (the “Initiating Shelf Take-Down Holders”) propose to sell in such offering must be, on the date such Holder submits its written request to the Company, equal to at least (A) $1 million or (B) such lower amount approved by the Board; provided that, if the Board approves any such lower amount, it shall be applicable to all Holders. The Initiating Shelf Take-Down Holders shall not be required to permit the offer and sale of Registrable Securities by other Shelf Holders in connection with any such Shelf Take-Down initiated by the Initiating Shelf Take-Down Holders and no Shelf Holder other than the Initiating Shelf Take-Down Holder(s) shall be entitled to offer or sell any Registrable Securities pursuant to such Shelf Take-Down.

2.5    Underwriting Requirements.

(a)    Any registration pursuant to Section 2.1 shall be firmly underwritten. If, pursuant to Section 2.3, the Initiating Holders intend to distribute the Registrable Securities covered by a Shelf Take-Down by means of an underwriting, the Initiating Holders shall so advise the Company as a part of their request made pursuant to Section 2.3, and the Company shall amend or supplement the Shelf Registration Statement for such purpose as soon as practicable. Any underwriter of an offering required to be registered under Section 2.1 or 2.3 shall be selected by the Company, shall be of nationally recognized standing, and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, any right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.5(e)) enter into an underwriting agreement in customary form with the managing underwriter(s) selected for such underwriting; provided that the aggregate amount of the liability of any Holder thereunder shall not exceed such Holder’s gross proceeds from such underwriting (less Selling Expenses). Notwithstanding any other provision of this Section 2.4, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among all Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities of the Company owned by each Holder; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the customary terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company.

(c)    If the total number of securities, including Registrable Securities, to be included in such offering exceeds the number of securities to be sold that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated (i) in the case of the IPO, (A) first to the Company, (B) second, and only if all of the securities referred to in clause (A) have been included, to Viking and its Affiliates with respect to any Registrable Securities owned by them (as allocated by Viking) and (C) third, and only if all of the securities referred to in clause (B) have been included, apportioned pro rata among the other selling Holders based on the number of Registrable Securities held by all such selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders and (ii) in the case of any other offering, (A) first to the Company and (B) second, and only if all of the securities referred to in clause (A) have been included, pro rata among the other selling Holders based on the number of Registrable Securities held by all such selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by any Holder to be included in such underwriting shall not be reduced unless all securities held by Persons other than the Company and the Holders are first entirely excluded from the underwriting. For purposes of the provision in this Section 2.4(b) concerning apportionment, for any selling shareholder that is a Holder and a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, shareholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

2.6    Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on a Shelf Registration Statement that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to three (3) years, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)    prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be (x) reasonably request by any Major Investor or (y) necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)    furnish to the selling Holders, without charge, such numbers of copies of a prospectus, including a preliminary prospectus, and any amendment or supplement thereto as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)    use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided, that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering and take all such other actions as any Major Investor or the managing underwriter reasonably requests in order to expedite or facilitate the registration and disposition of the Registrable Securities;

(f)    use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed or quoted on a national securities exchange or trading or quotation system and each securities exchange and trading or quotation system (if any) on which similar securities issued by the Company are then listed;

(g)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)    promptly make available for inspection by the selling Holders, any managing underwriter participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent in connection with any such registration statement;

(i)    obtain for delivery to the underwriter or underwriters, if any, with copies to the selling Holders, an opinion or opinions from counsel for the Company dated the effective date of the registration statement, or in the event of an underwritten offering, the date of the closing under the underwriting agreement, in customary form, scope and substances, which opinions shall be reasonably satisfactory to such Holder or underwriters and their respective counsel;

(j)    in the case of an underwritten offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the selling Holders, a cold comfort letter from the Company’s independent accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters may reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(k)    in the case of an underwritten offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(l)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(m)    after such registration statement becomes effective, notify each selling Holder of any written comments by the SEC or request by the SEC that the Company amend or supplement such registration statement or prospectus or of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement;

(n)    notify each selling Holder and any managing underwriter if it becomes aware of the happening of any event as a result of which the registration statement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading; and

(o)    cooperate with each selling Holder and any managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends.

2.7    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.8    Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $100,000 or such greater amount as agreed upon in the applicable underwriting agreement, of one counsel for the selling Holders, which counsel shall be selected by the Holder that, together with its affiliates, is offering to sell the greatest number of Registrable Securities in such offering, shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 or Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the withdrawal is made following the occurrence of a Material Adverse Change. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.9    Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a)    To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and shareholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, and each of their respective Affiliates, officers, trustees, directors, shareholders, employees and agents, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating any matter or defending any proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such investigation or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)    To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating any investigation or defending any proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such investigation or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that in no event shall any indemnity under this Section 2.9(b) exceed the proceeds from the offering (net of any Selling Expenses) received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c)    Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d)    The foregoing indemnity agreements of the Company and the selling Holders are subject to the condition that, insofar as they relate to any Damages arising from any untrue statement or alleged untrue statement of a material fact contained in, or omission or alleged omission of a material fact from, a preliminary prospectus (or necessary to make the statements therein not misleading) that has been corrected in the form of prospectus included in the registration statement at the time it becomes effective, or any amendment or supplement thereto filed with the SEC pursuant to Rule 424(b) under the Securities Act (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Person if a copy of the Final Prospectus was furnished to the indemnified party and such indemnified party failed to deliver, at or before the confirmation of the sale of the shares registered in such offering, a copy of the Final Prospectus to the Person asserting the loss, liability, claim, or damage in any case in which such delivery was required by the Securities Act.

(e)    To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.9, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the each of indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided, further, that in no event shall a Holder’s liability pursuant to this Section 2.9(e), when combined with the amounts paid or payable by such Holder pursuant to Section 2.9(b), exceed the proceeds from the offering (net of any Selling Expenses) received by such Holder, except in the case of willful misconduct or fraud by such Holder.

(f)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(g)    Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.10    Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a Shelf Registration Statement, the Company shall:

(a)    make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a Shelf Registration Statement (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to such Shelf Registration Statement (at any time after the Company so qualifies to use such form).

2.11    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) to demand registration of any securities held by such holder or prospective holder; provided, that this limitation shall not apply to any Additional Investor who becomes a party to this Agreement in accordance with Section 6.10.

2.12    “Market Stand-off” Agreement. Each Holder hereby agrees that, if requested in writing by the managing underwriter, it will not, without the prior written consent of the managing underwriter, during the 180-day period following the effective date of the registration statement relating to the IPO or during the 90-day period following the effective date of a registration statement relating to a subsequent public offering (or, in either case, such other period, not to exceed thirty-four (34) additional days, as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (A) the publication or other distribution of research reports and (B) analyst recommendations and opinions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) effect any public sale or distribution of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; provided, that such restrictions shall not apply to (i) securities acquired in the IPO or a subsequent public offering or in the secondary market following the IPO or a subsequent public offering, (ii) transfers to Affiliates but only if such Affiliates agree to be bound by the restrictions herein and (iii) in respect of any offering other than the IPO, transfers pursuant to customary 10b-5(1) plans in amounts that would permitted to be sold under SEC Rule 144 under the Securities Act inclusive of the volume limitations under SEC Rule 144. The foregoing provisions of this Section 2.12 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers, directors, and shareholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock are subject to the same restrictions. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 2.12 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 2.12 or that are necessary to give further effect thereto.

2.13    Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee of such Registrable Securities that (i) is an Affiliate, partner, member, limited partner, retired partner, retired member, or shareholder of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) in such transfer, acquires at least 10% of such Holder’s shares of Registrable Securities; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such registration rights are being transferred; (y) such transferee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.12. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate, limited partner, retired partner, member, retired member, or shareholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided, further, that all transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Section 2.

2.14    Restrictions on Transfer.

(a)    The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b)    Each certificate representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.14(c)) be stamped or otherwise imprinted with a legend in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN

ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE

SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH

REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION

AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE

TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN

AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A

COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.14.

(c)    The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder; provided that each transferee agrees in writing to be subject to the terms of this Section 2.14(c). Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.14(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.15    Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1, Section 2.2, or Section 2.3 shall terminate upon the earlier of:

(a)    five (5) years after the IPO; or

(b)    when such Holder is legally permitted to sell all of such Holder’s Registrable Securities without registration under the Securities Act during a 90-day period or less, pursuant to SEC Rule 144, or any other applicable exemption from registration.

Notwithstanding the foregoing, the right of any Major Investor to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1, Section 2.2, or Section 2.3 shall not terminate until such time as such Major Investor holds no Registrable Securities.

3.    Information Rights.

3.1    Delivery of Financial Statements. The Company shall deliver to each Major Investor, provided, that such Major Investor is an institutional financial investor, individual, trust or entity that is not otherwise a strategic investor:

(a)    as soon as practicable, but in any event within one hundred eighty (180) days after the end of each fiscal year of the Company, its audited financial statements as of the end of and for such fiscal year (including a balance sheet, income statement and statement of cash flows), all prepared in accordance with GAAP (except that such financial statements may not contain all notes thereto that may be required in accordance with GAAP);

(b)    as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company its unaudited financial statements as of the end of and for such fiscal quarter (including a balance sheet, income statement and statement of cash flows), all prepared in accordance with GAAP (except that the financial report may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

3.2    Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with officers of the Company during normal business hours upon reasonable advance notice; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3    Termination of Information Rights. The covenants set forth in Section 3.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Corporate Event (as defined in the Amended Articles), whichever event occurs first. The covenants set forth in Section 3.2 shall terminate and be of no further force or effect upon a Corporate Event.

3.4    Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if the Board of Directors reasonably determines in advance of such disclosure that such prospective purchaser is not a competitor of the Company and such prospective purchaser agrees to be bound by the provisions of this Section 3.4; (iii) to any Affiliate, partner, member, shareholder, wholly owned subsidiary, or potential partner, member or shareholder of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information, and provided further that such Person is not a competitor of the Company, as determined by the Board of Directors; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4.    Rights to Future Stock Issuances

4.1    Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself and (ii) its Affiliates; provided that each such Affiliate (x) is not a competitor of the Company, as reasonably determined by the Board of Directors, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, and (y) agrees to enter into this Agreement and the Sixth Amended and Restated Voting Agreement dated as of December 11, 2017 among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement.

(a)    The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)    By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable upon conversion of the Preferred Stock then held by such Major Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities) (with respect to each Major Investor, such Major Investor’s “Pro Rata Portion”); provided, however, that the portion of New Securities offered to the Major Investors pursuant to this Section 4 may be reduced by up to fifty percent (50%) of each Major Investor’s Pro Rata Portion if the Board of Directors (x) unanimously determines in good faith that such a reduction is necessary to attract strategically required investment in the Company and (y) notifies the Major Investors of such determination and each Major Investors’ cut-back portion of the New Securities in the Offer Notice. At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the number of shares of Common Stock issuable upon conversion of the Preferred Stock then held by such Fully Exercising Investor bears to the total number of shares of Common Stock then issuable upon conversion of the Preferred Stock then held by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).

(c)    If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Subsection 4.1.

(d)    The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Amended Articles); and (ii) shares of Common Stock issued in the IPO.

4.2    Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the QPO (as defined in the Amended Articles) or (ii) upon a Corporate Event (as defined in the Amended Articles), whichever event occurs first.

5.    Right of Co-Sale.

5.1    Definitions. For purposes of this Section 5:

(a)    “Proposed Key Holder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Key Holders.

(b)    “Proposed Transfer Notice” means written notice from a Key Holder setting forth the terms and conditions of a Proposed Key Holder Transfer.

(c)    “Prospective Transferee” means any person to whom a Key Holder proposes to make a Proposed Key Holder Transfer.

(d)    “Right of Co-Sale” means the right, but not an obligation, of an Investor to participate in a Proposed Key Holder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

(e)    “Transfer Stock” means shares of Common Stock or Preferred Stock owned by a Key Holder, or issued to a Key Holder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

5.2    Right of Co-Sale.

(a)    Grant. Subject to the terms of Sections 5.4 and 5.5 below, each Key Holder hereby unconditionally and irrevocably grants to each Major Investor a Right of Co-Sale to participate on a pro rata basis in any Proposed Key Holder Transfer.

(b)    Notice. Each Key Holder proposing to make a Proposed Key Holder Transfer must deliver a Proposed Transfer Notice to the Company and each Major Investor not later than thirty (30) days prior to the consummation of such Proposed Key Holder Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Key Holder Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Key Holder Transfer.

(c)    Exercise of Right. Each Major Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Key Holder Transfer as set forth in Subsection 2.2(d) below and, subject to Subsection 2.2(e), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Major Investor who desires to exercise its Right of Co-Sale (each, a “Participating Major Investor”) must give the selling Key Holder written notice to that effect within fifteen (15) days after the deadline for delivery of the Proposed Transfer Notice described above, and upon giving such notice such Participating Major Investor shall be deemed to have effectively exercised the Right of Co-Sale.

(d)    Shares Includable. Each Participating Major Investor may include in the Proposed Key Holder Transfer all or any part of such Participating Major Investor’s shares of Common Stock issued or issuable upon conversion of Preferred Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Common Stock issued or issuable upon conversion of Transfer Stock subject to the Proposed Key Holder Transfer by (ii) a fraction, the numerator of which is the number of shares of Common Stock issued or issuable upon conversion of Preferred Stock then owned by such Participating Major Investor immediately before consummation of the Proposed Key Holder and the denominator of which is the total number of shares of Common Stock issued or issuable upon conversion of Preferred Stock then owned, in the aggregate, by all Participating Major Investors immediately prior to the consummation of the Proposed Key Holder Transfer, plus the number of shares of Common Stock issued or issuable upon conversion of Transfer Stock held by the Key Holders. To the extent one (1) or more of the Participating Major Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Key Holder may sell in the Proposed Key Holder Transfer shall be correspondingly reduced.

(e)    Purchase and Sale Agreement. The Participating Major Investors and the selling Key Holder agree that the terms and conditions of any Proposed Key Holder Transfer in accordance with Subsection 5.2 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Major Investors and the selling Key Holder further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Subsection 5.2; provided, that (1) any liability under such Purchase and Sale Agreement shall be several, and not joint, and (2) no Participating Major Investor shall be required to enter into an “non-competition” or similar restriction in connection with any such Purchase and Sale Agreement.

(f)    Allocation of Consideration. The aggregate consideration payable to the Participating Major Investors and the selling Key Holder shall be allocated based on the number of shares of Common Stock sold to the Prospective Transferee by each Participating Major Investor and the selling Key Holder as provided in Subsection 5.2(d), provided that if a Major Investor or Participating Major Investor wishes to sell Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock.

(g)    Purchase by Selling Key Holder; Deliveries. Notwithstanding Subsection 5.2(e) above, if any Prospective Transferee refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Major Investor or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Major Investors, no Key Holder may sell any Transfer Stock to such Prospective Transferee unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from such Participating Major Investor on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice and as provided in Subsection 5.2(f). In connection with such purchase by the selling Key Holder, such Participating Major Investor shall deliver to the selling Key Holder a stock certificate or certificates, properly endorsed for transfer, representing the Common Stock being purchased by the selling Key Holder. Each such stock certificate delivered to the selling Key Holder will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the selling Key Holder shall concurrently therewith remit or direct payment to each such Participating Major Investor the portion of the aggregate consideration to which each such Participating Major Investor is entitled by reason of its participation in such sale as provided in this Subsection 5.2(g).

(h)    Additional Compliance. If any Proposed Key Holder Transfer is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company, the Key Holders proposing the Proposed Key Holder Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 5. The exercise or election not to exercise any right by any Major Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Subsection 5.2.

5.3    Effect of Failure to Comply.

(a)    Transfer Void; Equitable Relief. Any Proposed Key Holder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b)    Violation of Co-Sale Right. If any Key Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Major Investor who desires to exercise its Right of Co-Sale under Subsection 5.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Key Holder to purchase from such Major Investor the type and number of shares of Common Stock that such Major Investor would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Subsection 5.2. The sale will be made on the same terms, including, without limitation, as provided in Subsection 5.2(f), and subject to the same conditions as would have applied had the Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Major Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Subsection 5.2. Such Key Holder shall also reimburse each Major Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Major Investor’s rights under Subsection 5.2.

5.4    Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Subsection 5.2 shall not apply: (a) to a pledge of Transfer Stock that creates a mere security interest in the pledged Transfer Stock, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Key Holder making such pledge; or (b) upon a transfer of Transfer Stock by such Key Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), sibling, parent or any other direct lineal descendant of such Key Holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Key Holder or any such family members; provided that in the case of clause(s) (a) or (b), the Key Holder shall deliver prior written notice to the Major Investors of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder (but only with respect to the securities so transferred to the transferee), including the obligations of a Key Holder with respect to Proposed Key Holder Transfers of such Transfer Stock pursuant to Subsection 5.2.

5.5    Exempted Offerings; Termination. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 5 shall not apply to the sale of any Transfer Stock in, and shall terminate and be of no further force or effect immediately prior to (a) the QPO; or (b) a Corporate Event.

5.6    Legend. Each certificate representing shares of Transfer Stock held by the Key Holders or issued to any permitted transferee in connection with a transfer permitted by Subsection 5.4 hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF CERTAIN CO-SALE RIGHTS BY AND BETWEEN THE STOCKHOLDER AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF THE AGREEMENT CONTAINING SUCH RIGHTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Key Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 5.6 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

6.    Key Holder Non-Competition and Non-Solicitation. Each Key Holder hereby covenants and agrees with the Company that, until the later of (x) April 3, 2017 and (y) eighteen (18) months after termination of such Key Holder’s employment with or other services to the Company, such Key Holder will not: (a) directly or indirectly, whether as an owner, director, officer, manager, consultant, agent or employee, accept employment or engage in activities that directly compete with the business of the Company or with the reasonably anticipated planned product developments of Company as of the date of such Key Holder’s termination of services to the Company; or (b) solicit, encourage, or cause others to solicit or encourage any employees, customers, clients or suppliers of Company to terminate their employment or customer, client or supplier relationship, as applicable, with the Company. Each Key Holder acknowledges that due to the nature of the Company’s business, there is no restriction on the geographical scope of such Key Holder’s non-competition obligations to Company. Each Key Holder further acknowledges that the Company competes on a worldwide basis and that the geographical scope of these limitations is reasonable and necessary for the protection of Company’s trade secrets and other proprietary information. Each Key Holder further acknowledges that if a court of competent jurisdiction finds this non-competition provision invalid or unenforceable due to unreasonableness in time, geographic scope, or scope, then such court will interpret and enforce this provision to the maximum extent that such court deems reasonable. The covenants set forth in this Section 6 shall terminate and be of no further force or effect immediately before the consummation of the QPO.

7.    Miscellaneous.

7.1    Successors and Assigns. Each Investor hereby agrees that it shall not, and may not, assign any of its rights and obligations hereunder, unless such rights and obligations are assigned by such Investor to any Person to which Registrable Securities are transferred by such Investor pursuant to Section 2.13, and such assignee shall be deemed an “Investor” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the assignee providing a written instrument to the Company notifying the Company of such assignment and agreeing in writing to be bound by the terms of this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

7.2    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington, without regard to its principles of conflicts of laws.

7.3    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.4    Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5    Notices. All notices, requests, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses on file with the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 7.5. If notice is given to the Company, which notice shall be sent to the attention of the Company’s General Counsel, and a copy shall also be sent to DLA Piper LLP (US), 701 Fifth Avenue, Suite 6900, Seattle, WA 98104, Attn: Tyler Hollenbeck.

7.6    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Section 2.14(c). Notwithstanding the foregoing:

(a)    this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion;

(b) The definition of “Major Investor”, this Section 7.6(b) and the rights of Major Investors under Sections 3, 4 and 5 may not be amended, waived or terminated without the written consent of the Major Investors holding a majority of the Preferred Stock then outstanding, including a majority of the Series E-1 Preferred Stock then outstanding;

(c)    any holder of Preferred Stock may become a party to this Agreement by signing a counterpart signature or joinder without the written consent of any Investor or Key Holder, and Schedule A shall be updated to reflect such additional party to this Agreement; and

(d)    Sections 5 and 6 may not be amended or terminated without the written consent of the Key Holders.

Any amendment, termination, or waiver effected in accordance with this Section 7.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

7.7    Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

7.8    Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

7.9    Prior Agreement; Entire Agreement. The Prior IRA is hereby amended and restated in its entirety by this Agreement, and as of the date hereof the Prior IRA shall be deemed superseded hereby. This Agreement (including any Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

7.10    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Washington and to the jurisdiction of the United States District Court for the Western District of Washington for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Washington or the United States District Court for the Western District of Washington, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of or based upon this Agreement.

7.11    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:
Adaptive Biotechnologies Corporation

By:	/s/ Chad M. Robins
Chad M. Robins
President

[SIGNATURE PAGE TO ADAPTIVE BIOTECHNOLOGIES CORPORATION

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date first written above.

KEY HOLDERS:

/s/ Chad M. Robins
Chad M. Robins

South Dakota Trust Company, Trustee of the Harlan Robins 2017 Trust U/T/A dated December 14, 2017

By:	/s/ Frances R. Becker
Name:	Frances R. Becker
Title:	Directed Trustee

HSR 2014 Father’s Trust U/T/A dated June 17, 2014

By:	/s/ Karen E. Robins
Name:	Karen E. Robins
Title:	Trustee

HSR 2014 Mother’s Trust U/T/A dated June 17, 2014

By:	/s/ Karen E. Robins
Name:	Karen E. Robins
Title:	Co-trustee

By:	/s/ Chad Robins
Name:	Chad Robins
Title:	Co-trustee

HSR 2017 Trust for Descendants, U/A/D November 10, 2017

By:	/s/ Chad Robins
Name:	Chad Robins
Title:	Trustee

[SIGNATURE PAGE TO ADAPTIVE BIOTECHNOLOGIES CORPORATION

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date first written above.

KEY HOLDERS:

/s/ Harlan S. Robins
Harlan S. Robins

CMR 2014 Father’s Trust U/T/A dated July 2, 2014

By:	/s/ Karen E. Robins
Name:	Karen E. Robins
Title:	Trustee

CMR 2014 Mother’s Trust U/T/A dated July 2, 2014

By:	/s/ Karen E. Robins
Name:	Karen E. Robins
Title:	Co-trustee

By:	/s/ Harlan Robins
Name:	Harlan Robins
Title:	Co-trustee

CMR 2014 Brother’s Trust U/T/A dated July 2, 2014

By:	/s/ Karen E. Robins
Name:	Karen E. Robins
Title:	Co-trustee

By:	/s/ Harlan Robins
Name:	Harlan Robins
Title:	Co-trustee

CMR 2018 BRR Trust, u/a/d October 3, 2018

By:	/s/ Karen E. Robins
Name:	Karen E. Robins
Title:	Trustee

CMR 2018 SRR Trust, u/a/d October 3, 2018

By:	/s/ Karen E. Robins
Name:	Karen E. Robins
Title:	Trustee

[SIGNATURE PAGE TO ADAPTIVE BIOTECHNOLOGIES CORPORATION

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date first written above.

KEY HOLDER:

VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP By: Viking Global Opportunities Portfolio GP LLC Its: Investment Manager

By:	/s/ Matthew Bloom
Name:	Matthew Bloom
Title:	Authorized Signatory

INVESTORS:

VIKING GLOBAL EQUITIES II LP By: Viking Global Performance LLC Its: General Partner

By:	/s/ Matthew Bloom
Name:	Matthew Bloom
Title:	Authorized Signatory

VIKING GLOBAL EQUITIES MASTER LTD. By: Viking Global Performance LLC Its: General Partner

By:	/s/ Matthew Bloom
Name:	Matthew Bloom
Title:	Authorized Signatory

VIKING LONG FUND MASTER LTD. By: Viking Long Fund GP LLC Its: Investment Manager

By:	/s/ Matthew Bloom
Name:	Matthew Bloom
Title:	Authorized Signatory

[SIGNATURE PAGE TO ADAPTIVE BIOTECHNOLOGIES CORPORATION

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

MATRIX CAPITAL MANAGEMENT MASTER FUND, LP

By:	/s/ David E. Goel
Name:	David E. Goel
Title:	Managing General Partner

[SIGNATURE PAGE TO ADAPTIVE BIOTECHNOLOGIES CORPORATION

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

SWEETWATER SECONDARIES FUND II L.P.

By:	Sweetwater Secondaries Fund II GP LLC
Its:	General Partner

By:	/s/ Brent Granado
Name:	Brent Granado
Title:	Managing Partner

SWEETWATER REVELATION, LLC

By:	/s/ Brent Granado
Name:	Brent Granado
Title:	Managing Partner

SW SECONDARIES II A LLC

By:	/s/ Brent Granado
Name:	Brent Granado
Title:	Managing Partner

SW SECONDARIES II B LLC

By:	/s/ Brent Granado
Name:	Brent Granado
Title:	Managing Partner

[SIGNATURE PAGE TO ADAPTIVE BIOTECHNOLOGIES CORPORATION

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR (if individual):	INVESTOR (if entity or trust):

Signature	Name of Entity or Trust

By:
Name (type or print)	Name:

Its:

Signature of Co-Signer (if any)

Name of Co-Signer (type or print)

Address:

[SIGNATURE PAGE TO ADAPTIVE BIOTECHNOLOGIES CORPORATION

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

SCHEDULE A – INVESTORS

Shareholder
667, L.P.
Adam Garber Roth IRA
Akita Investments, LLC
Alexandria Equities, LLC
Allen, Charles S.
Allen, Charles S. Jr.
Allen, Graham C.
Allen, James
Anderson, James E.
Asbury, Thomas
Baker Brothers Life Sciences, L.P.
Baker, Eric H.
Ballenger, John R., M.D. PSP
Barbara A. Clark Revocable Trust dated November 14, 2002
Barton, Douglas
Beck Family Trust U/A/D 08/14/98
Beck, Charles A., Jr, M.D.
Becton, Dickenson and Company
Beebe, Mark
Bezwada, Hari P.
Bocceri, Frederic R. and Bonita M. Bahre
Brennan, Sean P.
Brighton, Charles
Brunhofer, Brian
Bushell, Douglas and Stephanie
Candida Abrahamson Revocable Trust, Dated Oct. 12, 2015
Carlson Family Trust
Carlton, Abigail and Scott Stucky
Carlton, Charles and Caroline
Casdin Partners Master Fund LP
Celgene Corporation
Chapin, Sam
Chatalas, Bret
Chatalas, Marc
Chatalas, William B.
Christian, Matt
Chu, Stanley
Clothier, Kirk A.
CMR 2014 Brother’s Trust U/T/A dated July 2, 2014
CMR 2014 Father’s Trust U/T/A dated July 2, 2014
CMR 2014 Mother’s Trust U/T/A dated July 2, 2014
Constantino, Matthew
Crile, Chet
Cummings, Craig
Daniel, Steven
David W. Miller and Sheila F. Miller Joint Tenants with Rights of Survivorship
Decheng Capital China Life Sciences USD Fund I, L.P.

SCHEDULE A – INVESTORS

Shareholder
Declaration of Trust of Renee M. Schoenberg dated 2/24/81, as amended
Dee, Sutee
DeMaio, Craig
Demashkeih, Rasha
Diamond, Betty
Diane Cress Cabelof Trust
Dogra, Devinder
Dondero, John and Carey
Dondero, Kristopher
Duea, Brad and Cristi
Dyson, Patricia Heakin
East Elkhorn Valley, LLC
Eiting, Elizabeth
Epstein, Robert
Equitus Capital LLC
Equity Trust Company FBO Elizabeth P Holmes
Equity Trust Company, d.b.a. Sterling Trust Custodian FBO William P. Holmes SEP IRA
EquityZen Growth Technology Fund LLC – Series 346
EquityZen Growth Technology Fund LLC – Series 368
Eskenazi, Michael
Fang, Lei
Farzad Nazem & Noosheen Hashemi Living Trust Dated 7/10/95
Fidelity Management Trust Co. Custodian for G. Edward Means Roth IRA
Forbes-Eisner Family Trust, UTD Nov. 26, 2001
Frank Dominguez, Jr. Grantor Retained Annuity Trust
Frank Dominguez, Jr. Revocable Trust
Fraser, Katherine E.
Frederic R. Bocceri Profit Sharing Plan
Garber, Adam
Garber, Elise
Garber, Joel
Garber, Loren
Ghafghaichi, Majid
Gildor, Ephraim
Gingrich, Robert
Glascott, Timothy
Gorman, Alvin
Gottesman, Daniel
Greatrex, Peter
Guarantee & Trust Co TTEE FBO Allen J. Ginsburg IRA
Haddock, Stephen M.
Halperin, Errol R.
Hardenbol, Paul
Hare & Co., LLC
Hazeltime LLC
Helms, David B.

SCHEDULE A – INVESTORS

Shareholder
Helmy A. Eltoukhy Helmy A. Eltoukhy Revocable Trust
Hernandez, Luis
Hielscher, Richard
Higgins, Frank M.
Holmstrom, John and Barbara, JTROS
HSR 2014 Father’s Trust U/T/A dated June 17, 2014
HSR 2014 Mother’s Trust U/T/A dated June 17, 2014
HSR 2017 Trust For Descendants, U/A/D November 10, 2017
Htun, Sai
Illumina, Inc.
J. Rieger Ltd.
Jacobs, Jeffrey H.
Jain, Maneesh
Jason Krasno Family Trust dated December 7, 2015
Johnson, Jeffrey A.
Judith A. Ginsburg Trust dated October 4, 2017
JWP Properties, LLC
Kahn, Matthew and Nichole
Karen E. Robins, Trustee of the CMR 2018 SRR Trust, u/a/d October 3, 2018
Karen E. Robins, Trustee of the CMR 2018 BRR Trust, u/a/d October 3, 2018
Karen E. Robins, Trustee of the Lawrence A Robins GST Marital Trust, u/a/d September 12, 2016
Karlin-Neumann, George
Katz, Ronald C.
Keane, Peter
Keehnel, Stellman
Keim Family Trust u/a/d August 11, 2016
Kelly E. Fitz DYN Trust
Kemp, Richard Hans
Kessler, Irvin
Kingfisher Capital LLC
Kirk, Karen
Klinger, Mark
Koplin, Alfred N.
Krasno, Jason
Laboratory Corporation of America Holdings
Laura Gorman Trust
Lawrence A. Robins and David Sanders, Trustees of the Elysian 2012 Trust
Leffel, Brent
Leon and Rhona Schechter Revocable Trust U/A/D 01/08/97
Lora K. Eichner Grantor Retained Annuity Trust
Lora K. Eichner Revocable Trust
Louise K. Stumph Joint Tenants with Rights of Survivorship
Lubert, Jonathan
Luebeck, Georg
Maas, Catherine W.
Magnussen, J. Michael

SCHEDULE A – INVESTORS

Shareholder
Marnee V. Wirth 2000 Trust
Matrix Capital Management Master Fund, LP
Mayer, Steven and Jean
McQuaid, Howard
McQuaid, Michael E.
McQuaid, Suzanne
McQueen, Carrie
Mezistrano, Hoda
Millenium Trust Co. LLC Cust FBO Karen E. Robins Traditional IRA
Millenium Trust Co. LLC Custodian FBO Lee I. Miller Traditional IRA XXXX5C731
Mindy Schechter, Trustee of the Mindy Schechter Living Trust
Moe, Christopher S.
Naimi, Farzad
Namsaraev, Eugeni
Nathan J. Howard DYN Trust
National Financial Services, LLC CUST FBO G. Edward Means Roth IRA
National Financial Services, LLC CUST FBO Mark E. Means
National Financial Services, LLC CUST FBO Stephani I. Means Guthrie
Nelsen, Robert
Nicholas, Frank C., III
Nolan, Brett
Parker, H. Stewart
Patel, Mitaben
Pedersen, Brandon S.
Peller, Carl
Peller, Sherry
PENSCO Trust Company LLC Custodian FBO Brent Leffel IRA
Pensco Trust Company LLC Custodian FBO Craig R. DeMaio IRA
Port, Jesse
Pothuraju, Kaliprasad
Pure, Bradley N.
Pure, Jonathan A.
Raymond James & Assoc CSDN FBO James Califf III DVM IRA U/A/D 8/12/14 A/C 41406479
RBC Capital Markets, LLC Cust FBO Candace Joy SEP IRA
RBC Capital Markets, LLC Cust FBO Erik R. Boe IRA
Rekant, Mark S.
Revocable Living Trust of Richard Edward Meese
Rinella, Barbara
RLR Family Partners
RM Family Dynasty Trust
Robins, Chad M.
Robins, Harlan S.
Rock Springs Capital Master Fund LP
Rosen, Joshua
Rosen, Mark T.

SCHEDULE A – INVESTORS

Shareholder
Rowe, Sarah
Rowley, James P., III
Saadi, Mayas
Schreck, Kevin
Schutz, Charles and Bea
Senator Global Opportunity Master Fund LP
Sickle, David B. and Jill
Six Points Capital, LLC
South Dakota Trust Company, Trustee of the Harlan Robins 2017 Trust
Sparks, Andrew
Starnes, Benjamin and Marjorie
Steel, John M.
Sterner, Edwin B.
Sunil Puri Trust Dated August 31, 2004
Susan R. Sullivan Declaration of Trust dated 3/25/1991
SVB Financial Group
SW Secondaries II A LLC
SW Secondaries II B LLC
Sweetwater Revelation, LLC
Sweetwater Secondaries Fund II L.P.
Swerland, Scott
TD Ameritrade Clearing, Inc. as Custodian FBO Charles E. Schutz Roth IRA
The Efrusy Family Trust d/t/d 10-21-2005
The Gruye Living Trust dated May 22, 1992
The Tenenbaum Family Trust
The Weissman 2013 Family Trust
Tiger Partners, L.P.
Tobias, John
Urdea, Mickey
Veljovich, Dan and Natalie
Viking Global Equities II LP
Viking Global Equities Master Ltd.
Viking Global Opportunities Illiquid Investments Sub-Master LP
Viking Long Fund Master Ltd.
Wang, Yingmin
Ward, Eric
Way Family Limited Partnership
Weisman Living Trust dated February 15, 2005, and any amendments thereto
Weissman, Craig
Weng, Li
White Oak Capital LLC
Wigoda, Ellen S.
Willis, Chris
Withycombe, Elizabeth
WS Investment Company, LLC (2009A)
WS Investment Company, LLC (2009C)
WS Investment Company, LLC (2012A)

SCHEDULE A – INVESTORS

Shareholder
WS Investment Company, LLC (2013A)
Youssefnia, David and Shauna
Zheng, Jianbiao
Zoltners, Andris A.
Zona, Joseph